Exhibit 99.1

Qdoba Mexican Grill® Announces Leadership Changes

DENVER--(BUSINESS WIRE)--October 9, 2012--Qdoba Restaurant Corporation, a wholly owned subsidiary of Jack in the Box Inc. (NASDAQ: JACK) that operates and franchises Qdoba Mexican Grill®, today announced that President and CEO Gary J. Beisler plans to retire from the company. A search is under way to identify a successor to Beisler, who will continue to serve in his current capacities until a successor is named. The company also announced today that Jeffrey C. Wood is joining the company as Qdoba’s Vice President and Chief Development Officer.

Beisler, who joined Qdoba in 1998 as its Chief Operating Officer, has served as its CEO since November 2000 and as President since January 1999.

Linda A. Lang, Chairman and CEO of Jack in the Box Inc., said, “We commend Gary for his vision in helping define the unique attributes that distinguish Qdoba from its competitors and for leveraging those qualities in expanding the brand. We wish him all the best as he prepares for the next chapter in his life and look forward to his continued leadership as we search for an experienced senior executive to help execute Qdoba’s growth strategy.”

“I have thoroughly enjoyed each of the past 14 years and leading this great brand through a period of tremendous growth and success,” Beisler said. “Qdoba had just 13 locations when I started, and today it’s the one of the largest concepts in the fast-casual industry. I want to thank our wonderful employees and franchise community for contributing to our brand’s success and for all of the support that they’ve given me over the years.”

Qdoba, which was founded in Denver in 1995, was acquired by Jack in the Box Inc. in January 2003. The chain has subsequently grown from 85 units in 16 states to more than 600 restaurants in 42 states and the District of Columbia. The company plans to continue expanding through both company and franchise development. Leading that development will be Jeffrey C. Wood, who has joined Qdoba as Vice President and Chief Development Officer.

Wood brings 27 years of experience in restaurant real estate development to his new position. He was most recently Senior Vice President and Chief Development Officer of Dave & Buster’s Holdings, Inc., in Dallas. Prior to joining Dave & Buster’s in 2006, Wood was Vice President of Restaurant Leasing for Simon Property Group, a shopping mall owner and real estate company in Indianapolis. Before joining Simon Property Group in 2005, he held various positions of increasing responsibility at Brinker International, Inc., a company that owns and operates casual dining restaurants worldwide. Among his executive positions at Brinker were Vice President of Development - Emerging Concepts and Vice President of Real Estate & Property Development. He was also Regional Director of Real Estate for Carlson Restaurants Worldwide, Inc., prior to joining Brinker in 1993. Wood has an M.B.A. and B.B.A. from Southern Methodist University, both with a real estate concentration.

“We are extremely pleased to have someone of Jeff’s high caliber join the Qdoba team,” Lang said. “His broad range of experience in all facets of real estate development will serve us well as we continue to grow the Qdoba brand.”

About Qdoba Mexican Grill®

Qdoba Mexican Grill is a Mexican kitchen where anyone can go to enjoy a fresh, handcrafted meal prepared right in front of them. Each Qdoba restaurant showcases food that celebrates Qdoba’s passion for ingredients, a menu full of innovative flavors, handcrafted preparation and inviting service. Founded in Denver in 1995, Qdoba is among the nation’s largest Mexican fast-casual chains with more than 600 restaurants in 42 states and the District of Columbia. Qdoba is a wholly owned subsidiary of Jack in the Box Inc. (NASDAQ: JACK). Franchise development rights exist for additional Qdoba Mexican Grill restaurants in areas throughout the nation. For more information about Qdoba or about franchising opportunities, please visit www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291